Jon Grisham
(914) 288-8100

ACADIA REALTY TRUST CLOSES FOURTH FUND WITH $541 MILLION

WHITE PLAINS, NY - August 16, 2012 - Acadia Realty Trust (NYSE: AKR) today announced the final closing of Acadia Strategic Opportunity Fund IV LLC (“Fund IV”), which has received total capital commitments of approximately $541 million since its initial closing on May 16, 2012. This is the fourth in a series of institutional funds dedicated to making opportunistic and value-add investments in retail real estate. With leverage, Fund IV has approximately $1.5 billion of buying power.

Acadia received commitments from a diverse investor base including endowments, foundations, pension funds, investment management firms, and family offices. Acadia has committed $125 million (23%) of Fund IV's total capital commitments. The capital raised exceeded Acadia's original $500 million goal.

“We are extremely appreciative of the strong support demonstrated by both our existing fund investors and those with whom we have recently established new relationships,” stated Kenneth F. Bernstein, President and CEO of Acadia. “The successful completion of our fund raise enables us to continue to create value for all of our stakeholders through the disciplined application of our location-driven investment strategy.”

Similar to its predecessor funds, Fund IV will target both single property and portfolio transactions in markets generally characterized by high barriers to entry, dense populations, and a constrained retail supply. Acadia is a vertically-integrated organization whose investment experience includes debt restructuring, recapitalization, value-add re-leasing, and asset repositioning and redevelopment.

Paul Hastings LLP acted as legal advisor to Fund IV together with Seyfarth Shaw LLP who provided tax advice. Acadia did not utilize a placement agent.

Forward-Looking Statements

Certain matters in this press release may constitute forward-looking statements within the meaning of federal securities law and as such may involve known and unknown risks, uncertainties and other factors that may cause the actual results, performances or achievements of Acadia to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements. These forward-looking statements include statements regarding Acadia's future financial results and its ability to capitalize on potential opportunities arising from continued economic uncertainty. Factors that could cause Acadia's forward-looking statements to differ from its future results include, but are not limited to, those discussed under the headings “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in Acadia's most recent annual report on Form 10-K filed with the SEC on February 28, 2012 (“Form 10-K”) and other periodic reports filed with the SEC, including risks related to: (i) the current global financial environment and its effect on retail tenants; (ii) Acadia's reliance on revenues derived from major tenants; (iii) Acadia's limited control over joint venture investments; (iv) Acadia's partnership structure; (v) real estate and the geographic concentration of our properties; (vi) market interest rates; (vii) leverage; (viii) liability for environmental matters; (ix) Acadia's growth strategy; (x) Acadia's status as a REIT; (xi) uninsured losses and (xii) the loss of key executives. Copies of the Form 10-K and the other periodic reports Acadia files with the SEC are available on Acadia's website at www.acadiarealty.com. Any forward-looking statements in this press release speak only as of the date hereof. Acadia expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Acadia's expectations with regard thereto or change in events, conditions or circumstances on which any such statement is based.